CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Specialized Funds of our reports dated March 23, 2023, relating to the financial statements and financial highlights, which appear in Vanguard Dividend Appreciation Index Fund, Vanguard Dividend Growth Fund, Vanguard Energy Fund, Vanguard Global Capital Cycles Fund, Vanguard Global ESG Select Stock Fund, Vanguard Health Care Fund, and Vanguard Real Estate Index Fund’s Annual Reports on Form N-CSR for the year ended January 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 23, 2023